Exhibit 97.1
PLAYSTUDIOS, INC.
MANDATORY RECOUPMENT POLICY

1.Introduction

The Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) of PLAYSTUDIOS, Inc. (the “Company”) believe that it is in the best interests of the Company and its stockholders to adopt this Mandatory Recoupment Policy (this “Policy”). This Policy is intended to comply with (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act and implemented by Rule 10D-1 thereunder, and (ii) the listing standards of any national securities exchange on which the Company's securities are listed.

2.Definitions

For purposes of this Policy, the following definitions shall apply:

“Company Group” means the Company, together with each of its direct and indirect subsidiaries.

“Covered Person” means the persons designated as “Officers” for purposes of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder at any time during the Lookback Period.

“Effective Date” means October 2, 2023.

“Erroneously Awarded Incentive-Based Compensation” means the amount (if any), calculated on a pre-tax basis, by which (i) the Incentive-Based Compensation received by a Covered Person (after the Effective Date and after such individual became an “Officer” for purposes of Section 16 of the Exchange Act) exceeds (ii) the amount that would have been received by such Covered Person if calculated based upon the applicable Financial Reporting Measures had the errors corrected by a Financial Restatement not been made. In instances where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in such Financial Restatement, the amount of Erroneously Awarded Incentive-Based Compensation shall be based on the Company’s reasonable estimate of the effect of the Financial Restatement on the applicable Financial Reporting Measure (documentation of which the Company shall maintain and provide to any national securities exchange on which the Company's securities are listed to the extent required by any applicable rules, regulations, or listing standards). In the event of Erroneously Awarded Incentive-Based Compensation in the form of equity awards, if such equity is still held by the Covered Person at the time of recoupment, the Erroneously Awarded Incentive-Based Compensation shall be the number of shares (or shares underlying the applicable award) received in excess of the number of shares that should have been received applying the restated Financial Reporting Measure, in each case calculated on a pre-tax basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means a measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and includes any measures derived wholly or in part from such measure, and also includes stock price and total shareholder return. For the avoidance of doubt, a financial measure need not be presented within the Company’s financial statements or included in a filing with the SEC in order to be considered a “Financial Reporting Measure” for purposes of this Policy.

“Financial Restatement” means an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required restatement (i) to correct an error in previously issued financial statements that is material to such previously issued financial statements, or (ii) that would result in a material misstatement if the error were either corrected or left uncorrected in the current period. For the avoidance of doubt, “Financial Restatement” does not include any accounting restatement due to retrospective application of changes in accounting rules or standards, or retrospective revisions or reclassifications made to reflect a change in the structure or operations of the Company.

“Incentive-Based Compensation” means any compensation granted, earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure including, without limitation, any such (i) cash bonus awarded under the Company’s annual short-term incentive plan, and (ii) equity-based award granted pursuant to the Company’s long-term incentive plans. Incentive-Based Compensation is deemed received by the Covered Person in the fiscal year to which the attainment of such Financial Reporting Measure is attributed, even if the payment or grant of the incentive-based compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation does not include (A) base salary, (B) amounts paid solely at a Board or Board Committee’s discretion and which amounts are not paid from a “bonus pool” or similar fund the aggregate amount of which is determined by the satisfaction of a Financial Reporting Measure, or (C) amounts, non-equity incentive plan awards or equity awards that, in each case, are subject only to time-based vesting conditions and/or satisfying one or more subjective, strategic, or operational performance measures that are not Financial Reporting Measures.

“Lookback Period” means the three (3) completed fiscal years immediately preceding the Restatement Date.

“Restatement Date” means (i) the date the Board, or a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

“SEC” means the United States Securities and Exchange Commission.

3.Recoupment Due to Financial Restatement

(a)Subject to Section 3(b) below, in the event of a Financial Restatement, the Company shall recoup from a Covered Person Erroneously Awarded Incentive-Based Compensation received during the Lookback Period.

(b)The Company shall so recoup Erroneously Awarded Incentive-Based Compensation unless the committee of the Company’s independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board, determines such recoupment would be impracticable because:

(i)the direct expenses paid to a third party to assist in enforcing the policy would exceed the amount of recoupment and the Company has made a reasonable attempt to recoup (documentation of which the Company shall provide to any national securities exchange on which the Company's securities are listed),

(ii)the recoupment would violate a home country law that was adopted prior to November 28, 2022 (as determined pursuant to an opinion of home country counsel acceptable to, and which opinion is provided to, any national securities exchange on which the Company's securities are listed), or

(iii)recoupment would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, or the regulations promulgated thereunder.

(c)For the avoidance of doubt, any right of recoupment under Section 3(a) of this Policy is in addition to, and not in lieu of, any recoupment required by any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

4.Administration; Method of Recoupment

(a)This Policy shall be administered by the Board or, if so delegated by the Board, the Committee or other committee of independent directors of the Board. The Board has the sole discretion to interpret the terms of this Policy and make determinations under it, and any action taken by the Board pursuant to this Policy shall be within the absolute discretion of the Board. Any interpretations or determinations made by the

Board shall be final and binding on all affected individuals. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

(b)Subject to applicable law, if the Board determines to seek recoupment pursuant to this Policy, it shall make a written demand for recoupment from the Covered Person and, if such Covered Person does not reasonably promptly tender repayment in response to such demand or make other arrangements for such repayment that are acceptable to the Board, and the Board determines that such Covered Person is unlikely to do so, the Board may seek a court order against such Covered Person for such repayment, or seek to recoup the amount sought in any other manner consistent with applicable law, including but not limited to cancelling prior awards, whether vested or unvested, or paid or unpaid, or cancelling or setting-off against planned future awards.

(c)The Company shall not (i) indemnify any current or former Covered Person against (A) the loss of any Erroneously Awarded Incentive-Based Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (B) any claims relating to the Company’s enforcement of its rights under this Policy, or (ii) pay or reimburse any current or former Covered Person for insurance premiums to recover losses incurred under this Policy.

5.Acknowledgment by Covered Persons

The Company shall provide notice and obtain written acknowledgement of this Policy from each Covered Person substantially in the form attached hereto as Exhibit A, as soon as practicable after the later of (a) the Effective Date and (b) the date on which such person is appointed as a Covered Person, providing that the Company may recoup amounts as and according to the terms and conditions provided herein; provided, however, that obtaining such acknowledgment is not a prerequisite to the Board’s authority to enforce this Policy.

6.Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed. The Board may terminate this Policy at any time.

7.Other Recoupment Rights

(a)The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to (i) the terms of any recoupment provisions in any employment agreement, incentive or equity compensation plan or award or other agreement, (ii) any other legal requirements, including, but not limited to, Section 304 of Sarbanes-Oxley Act of 2002, and (iii) any other legal rights or remedies available to the Company.

(b)Notwithstanding anything herein to the contrary, to prevent duplicative recovery:

(i)to the extent that the amount of any Erroneously Awarded Incentive-Based Compensation is recovered from any current or former Covered Persons under this Policy, the Company will not be entitled to recover any such amounts under any other compensation recovery or recoupment policy of the Company or any applicable provisions of plans, agreements, awards or other arrangements of the Company that provide for the recoupment or recovery of compensation from Covered Persons; and

(ii)to the extent that any Erroneously Awarded Incentive-Based Compensation includes any amounts that have been actually reimbursed to the Company from any Covered Person pursuant to Section 304 of the Sarbanes-Oxley Act, the amount of any Erroneously Awarded Incentive-Based Compensation to be recovered from any such Covered Person shall be reduced by the amount of such reimbursement.

8.Supersedure.

This Policy will supersede any provisions in any agreement, plan, or other arrangement applicable to the Company, or in any organizational documents of any entity that is part of Company Group that, in any such case, (a) exempt any Incentive-Based Compensation from the application of this Policy, (b) waive or otherwise prohibit or restricts the Company Group’s right to recover any Erroneously Awarded Incentive-Based Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein, and/or (c) require or provide for indemnification to the extent that such indemnification is prohibited under Section 4 above.

9.Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

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Exhibit A

PLAYSTUDIOS, INC.
MANDATORY RECOUPMENT POLICY

COVERED PERSON ACKNOWLEDGMENT

I hereby certify and acknowledge that:

1.I have received and read the PLAYSTUDIOS, Inc. Mandatory Recoupment Policy (the “Policy”), and I understand the terms thereof;

2.I agree that the Company may recoup, and I agree to repay, amounts as and according to the terms and conditions provided in the Policy, whether under any compensation plan, award, agreement, employment agreement, communication, or any other plan, policy, or agreement of the Company (collectively, “Incentive Compensation Agreements”), including amounts already awarded, granted, earned, vested, or paid, notwithstanding any contrary provisions of any such Incentive Compensation Agreements; and

3.For the avoidance of doubt, I confirm and agree that any recoupment effected under the Policy shall not, in and of itself, constitute grounds for me to terminate my employment for “Good Reason” (or any term of similar meaning) under any Incentive Compensation Agreement or under any employment agreement, offer letter, or similar documentation relating to the terms of my employment, nor shall it constitute a constructive termination or material modification of the terms of my employment.

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